   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                  MASSACHUSETTS                                         06-1047163
           (State or other jurisdiction                              (I.R.S. Employer
        of incorporation or organization)                         Identification Number)

       ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               PETER WIRTH, ESQ.
                EXECUTIVE VICE PRESIDENT AND CHIEF LEGAL OFFICER
                              Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

                          DAVID R. POKROSS, JR., ESQ.
                               PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0100
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO         PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE
            TO BE REGISTERED                   BE REGISTERED           PRICE PER SHARE(1)          OFFERING PRICE(1)
-------------------------------------------------------------------------------------------------------------------------
Genzyme Molecular Oncology Division
Common Stock, $0.01 par value per share        452,915(2)                    $2.75                   $1,245,516.25
-------------------------------------------------------------------------------------------------------------------------

-----------------------------------------  ---------------------------
    TITLE OF EACH CLASS OF SECURITIES               AMOUNT OF
            TO BE REGISTERED                    REGISTRATION FEE
-----------------------------------------  ---------------------------
Genzyme Molecular Oncology Division
Common Stock, $0.01 par value per share               $347
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. The proposed maximum offering price per share indicated equals the last per share sale price of Genzyme Molecular Oncology Division Common Stock on December 8, 1998 as reported by the Nasdaq National Market.

(2) Plus such additional number of shares of Genzyme Molecular Oncology Division Common Stock as are required for issuance upon conversion of the Convertible Notes described herein or as are issued with respect to shares previously issued upon conversion, in either case, upon a stock split, stock dividend or similar transaction. Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme Molecular Oncology Division Common Stock and automatically trade with such shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1998

                              [GENZYME CORP. LOGO]

             452,915 SHARES OF GENZYME MOLECULAR ONCOLOGY DIVISION
                                  COMMON STOCK

Genzyme Molecular Oncology Division Common Stock trades on the Nasdaq National Market under the symbol "GZMO." On December 8, 1998 the last sale price reported by the Nasdaq was $2.75.

We previously issued $250,000,000 principal amount of 5 1/4% Convertible Subordinated Notes due 2005. The holders of these Convertible Notes can convert outstanding principal and accrued interest into shares of Genzyme General Division Common Stock and shares of Genzyme Molecular Oncology Division Common Stock. This prospectus relates to sales of the Genzyme Molecular Oncology Division Common Stock received upon conversion. On December 1, 1998, each $1,000 principal amount of the Convertible Notes was convertible into approximately 25 shares of Genzyme General Division Common Stock and approximately 3 shares of Genzyme Molecular Oncology Division Common Stock.

We will not receive any portion of the proceeds from sales of the shares.

                           -------------------------

INVESTING IN SHARES OF GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than date below.

                           -------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998.

GENZYME CORPORATION - ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 - (617)
                                    252-7500

                               TABLE OF CONTENTS

                                    PAGE                                    PAGE
                                    ----                                    ----
Genzyme Corporation...............    3   Plan of Distribution............   18
Where You Can Find More                   Legal Matters...................   19
  Information.....................    3   Experts.........................   19
Risk Factors......................    5
Selling Securityholders...........   16

                              GENZYME CORPORATION

Genzyme is a biotechnology company that develops innovative products and services for significant unmet medical needs. We have three divisions: (1) Genzyme General Division, which develops and markets therapeutic and surgical products and diagnostic products and services; (2) Genzyme Tissue Repair Division, which develops and markets biological products for the treatment of cartilage damage, severe burns and neurodegenerative diseases; and (3) Genzyme Molecular Oncology Division, which develops gene-based approaches to cancer therapy and diagnosis through genomics, gene therapy, a small molecule drug discovery program and genetic diagnostics. Genzyme has three outstanding series of common stock, each of which is intended to reflect the value and track the performance of one of the three divisions: Genzyme General Division Common Stock, Genzyme Tissue Repair Division Common Stock and Genzyme Molecular Oncology Division Common Stock. Genzyme General Division Common Stock, Genzyme Tissue Repair Division Common Stock and Genzyme Molecular Oncology Division Common Stock are listed on the Nasdaq National Market under the symbols "GENZ," "GENZL" and "GZMO."

For purposes of financial presentation, we allocate programs, products, assets and liabilities among our divisions; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information we later file. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1997, as amended by amendments on Form 10-K/A filed with the SEC on April 27, 1998 and June 30, 1998;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. Current Reports on Form 8-K dated January 6, 1998, May 19, 1998 and October 15, 1998;

     4. The description of Genzyme Molecular Oncology Division Common Stock and Genzyme Molecular Oncology Division Common Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC on June 18, 1997;

     5. The audited financial statements of PharmaGenics, Inc. included in Genzyme's Current Report on Form 8-K filed with the SEC on June 30, 1997; and

     6. The unaudited combined pro forma financial statements of Genzyme Molecular Oncology Division included on pages F-21 through F-24 in Genzyme's Registration Statement on Form S-3 filed with the SEC on April 28, 1998

You may request a copy of these filings and future filings, at no cost, by writing or telephoning us at the following address or number:

                                          Shareholder Services
                                          Genzyme Corporation
                                          One Kendall Square
                                          Cambridge, Massachusetts 02139
                                          (617) 252-7526.

                                  RISK FACTORS

If you purchase shares of Genzyme Molecular Oncology Division Common Stock, you will take on financial risk. In deciding whether to invest, you should consider carefully the following risk factors as well as the other information in this prospectus.

It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our

     - product development;
     - receipt of regulatory approvals;
     - plans for sales and marketing;
     - projected cash needs;
     - financial results; and
     - dividend policy.

Generally, the words "anticipates," "expects," "believes," "intends" and similar expressions identify these forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ significantly from the results discussed in the forward-looking statements.

RISKS RELATED TO GENZYME MOLECULAR ONCOLOGY DIVISION

You should carefully consider the following factors affecting the business of the Molecular Oncology Division prior to purchasing Genzyme Molecular Oncology Division Common Stock.

LACK OF SIGNIFICANT REVENUE AND UNCERTAINTIES INHERENT IN THE DEVELOPMENT OF BIOTECHNOLOGY PRODUCTS

We do not expect the Molecular Oncology Division's products and services to generate significant revenue for several years. SAGE(TM) services represent the only product or service which is not at an early stage of development. To date, SAGE(TM) services have generated only modest revenue, and we are aware of several companies that provide genomic services that compete with SAGE(TM) services. Prior to commercializing any other products and services, the Molecular Oncology Division will need to conduct substantial research and development, undertake preclinical and clinical testing and pursue regulatory approvals. We cannot guarantee that these efforts will be successful. Clinical trials, for example, may not support the safety or effectiveness of a particular product or service. Currently, the Molecular Oncology Division's gene therapy products for melanoma are its only therapeutic products in clinical development. We may encounter problems in these or other clinical trials that lead to delay or suspension of the trials. In addition, gene therapy represents a new approach to cancer treatment, and we will need to overcome many technical obstacles in developing gene therapy products. To date, the FDA has not approved the sale of any gene therapy products.

SIGNIFICANT OPERATING LOSSES AND CASH REQUIREMENTS MAY REDUCE FLEXIBILITY IN OPERATIONS

We expect the Molecular Oncology Division to have significant operating losses for the next several years. The Molecular Oncology Division plans to spend substantial amounts of money on, among other things:

     - commercialization of SAGE(TM) services;

     - research and development;

     - preclinical and clinical testing; and

     - pursuing regulatory approvals.

We cannot guarantee that the efforts underlying these expenditures will be successful or that the Molecular Oncology Division's operations will ever be profitable. It may be years before the division generates any revenue from sales of products or services other than SAGE(TM) services.

We anticipate that the Molecular Oncology Division's current cash resources, together with amounts available under a line of credit from the General Division and revenues generated from SAGE(TM) services, license agreements and committed research funding from collaborators, will be sufficient to fund its operations through 2000. However, the Molecular Oncology Division's cash needs may differ from those planned because of many factors, including:

     - the results of research and development and clinical testing;

     - the achievement of milestones under existing strategic alliances;

     - the ability to establish and maintain additional strategic alliances and licensing arrangements;

     - the enforcement of patent and other intellectual property rights;

     - the development of competitive products and services; and

     - the ability to satisfy regulatory requirements of the FDA and other government authorities.

The Molecular Oncology Division may require significant additional financing to continue operations at anticipated levels. We cannot guarantee that the division will be able to obtain any additional financing or find it on favorable terms. If the Molecular Oncology Division has insufficient funds or is unable to raise additional funds, it may delay, reduce or eliminate certain of its programs. The Molecular Oncology Division may also have to give rights to third parties to attempt to commercialize technologies or products that it would otherwise commercialize itself.

UNCERTAINTY REGARDING PATENTS AND THE PROTECTION OF MOLECULAR ONCOLOGY DIVISION'S PROPRIETARY TECHNOLOGY

Our long-term success largely depends on our ability to market technologically competitive products. We can prevent unauthorized third parties from using proprietary rights relating to our products and services only if these rights are covered by patents or are kept confidential as trade secrets.

Third party patent rights and pending patent applications filed by third parties, if issued, may cover some of the therapeutic products the Molecular Oncology Division is developing or testing. As a result, the division may be required to obtain licenses from the holders of these patents in order to test, use or market certain products and services. We cannot guarantee that these licenses will be available on acceptable terms.

Several patents have recently issued that may affect the Molecular Oncology Division's business. The first is a U.S. patent issued to an academic institution that claims to cover the use of any recombinant viral vector in gene therapy, including adenoviral vectors. Based on public statements by the academic institution, the Molecular Oncology Division understands that the institution intends to make non-exclusive licenses under this patent widely available. The second is a group of U.S. and European patents recently issued to a third party relating to the collection and analysis of gene expression data from chemically exposed mammalian, plant and yeast cells. The third party has invited us to negotiate for a license for these patents. The third is a U.S. patent recently issued to a third party relating to methods for introducing DNA sequences encoding gene products into mammals systemically using lipid carriers. The Molecular Oncology Division is in the process of evaluating the scope and validity of each of these patents to determine whether obtaining licenses to these patents is necessary.

The Molecular Oncology Division has a right of first negotiation to exclusively license the rights to inventions made by the National Cancer Institute relating to its use of adenoviral vectors for the tumor antigens MART-1 and gp100. In addition, the Molecular Oncology Division may negotiate for pre-existing rights to MART-1 and gp100 held by National Cancer Institute. The Molecular Oncology Division is aware of a U.S. patent issued to a third party which appears to cover the MART-1 gene. The Molecular Oncology Division is continuing to evaluate this patent and is in discussions with the patent holder regarding a non-exclusive license to the MART-1 gene. The Molecular Oncology Division is also aware of two published Patent Cooperation Treaty applications by two different third party applicants which appear to cover the gp100 gene. Accordingly, we cannot guarantee that the National Cancer Institute will ultimately obtain the patent rights to gp100. The Molecular Oncology Division may need to obtain licenses from both the National Cancer Institute and others in order to commercialize immunotherapy products based on MART-1 and gp100.

We have been assigned the rights to "SPHERE," a novel combinatorial peptide screening technology, from the inventor. A third party has notified us, however, that it believes that the inventor did not have the authority to assign the SPHERE technology to us. We are currently investigating this matter.

We cannot guarantee that the patents issued or licensed to us will remain free from challenge by third parties. If the Molecular Oncology Division becomes involved in litigation to defend itself in patent suits brought by third parties or if it initiates such suits, it could consume a substantial portion of the Molecular Oncology Division's resources. Any legal action against the Molecular Oncology Division or its strategic partners claiming damages or seeking to stop commercial activities relating to the affected products and processes could subject the Molecular Oncology Division to potential liability for damages. These actions may also require the Molecular Oncology Division or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and services. We cannot guarantee that the Molecular Oncology Division or its strategic partner would prevail in any legal action. If the Molecular Oncology Division is required to obtain a license, we cannot guarantee that one would be made available or made available on acceptable terms.

The Molecular Oncology Division also relies upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We cannot guarantee that other parties will not independently develop such know-how or otherwise obtain access to the Molecular Oncology Division's technology. While the Molecular Oncology Division's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, we cannot guarantee that these agreements will be honored. In addition, some of the Molecular Oncology Division's consultants have developed portions of the Molecular Oncology Division's proprietary technology at universities or in governmental laboratories. These universities or governmental authorities may claim rights to the intellectual property arising out of the research performed at the university or governmental laboratory.

UNCERTAINTY REGARDING MOLECULAR ONCOLOGY DIVISION'S ABILITY TO SATISFY REGULATORY REQUIREMENTS

The Molecular Oncology Division's ability to successfully satisfy regulatory requirements will significantly determine its future success. We cannot guarantee that any required regulatory approvals will be granted or that they will be granted on a timely basis. The production and sale of health care products and provision of health care services are highly regulated. In particular, the FDA and comparable agencies in foreign countries must approve human therapeutic and diagnostic products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. This regulation may delay the time at which a product or service can first be sold, limit how a product or service may be used or adversely impact third party reimbursement.

INTENSE COMPETITION FROM OTHER PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES COULD HURT MOLECULAR ONCOLOGY DIVISION'S PERFORMANCE

The human health care products and services industry is extremely competitive. Major pharmaceutical companies and other biotechnology companies compete with the Molecular Oncology Division. Certain of these competitors may have superior research and development, marketing and production capabilities. Some competitors also may have greater financial resources than the Molecular Oncology Division. The Molecular Oncology Division incurs significant costs developing and marketing new products without any guarantee that they will be commercially successful. The future success of the Molecular Oncology Division will depend on its ability to effectively develop and market its products against those of its competitors. We are aware of several companies that provide genomic services that compete with SAGE(TM) services.

RAPID TECHNOLOGICAL CHANGE COULD MAKE MOLECULAR ONCOLOGY DIVISION'S PRODUCTS OR SERVICES OBSOLETE

The field of biotechnology is characterized by significant and rapid technological change. Although the Molecular Oncology Division attempts to expand its technological capabilities in order to remain competitive, research and discoveries by others may make its products or services obsolete. For example, certain of Molecular Oncology Division's competitors may develop genomic services that make SAGE(TM) services obsolete.

RELIANCE ON COLLABORATORS AND UNCERTAINTY OF REVENUE FROM COLLABORATIONS

The Molecular Oncology Division's strategy to develop and commercialize certain of its products and services includes entering into various arrangements with both academic collaborators and corporate partners and licensees. The Molecular Oncology Division depends on the success of these parties in performing research, preclinical and clinical testing and marketing. These arrangements may require the Molecular Oncology Division to transfer certain important rights to such corporate partners and licensees. While the Molecular Oncology Division believes its collaborators and licensees will want to perform their contractual responsibilities, in some cases the amount and timing of resources that they devote to their collaborations with the division, and the ability to terminate the collaboration, will be controlled by the collaborators. As a result, the Molecular Oncology Division cannot guarantee that it will receive revenues or profits from these arrangements, that any of its strategic alliances will continue or not terminate early, or that it will be able to enter into future collaborations.

UNCERTAINTY REGARDING THIRD PARTY REIMBURSEMENT AND HEALTH CARE COST CONTAINMENT INITIATIVES MAY IMPACT MOLECULAR ONCOLOGY DIVISION'S REVENUE

A substantial portion of the Molecular Oncology Division's future revenue may come from payments by third party payers, including government health administration authorities and private health insurers. Third party payers may not reimburse patients for newly approved health care products. More and more third party payers are attempting to contain health care costs by:

     - challenging the prices charged for health care products and services;

     - limiting both coverage and the amount of reimbursement for new therapeutic products;

     - denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third party payers; and

     - refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

Government and other third party payers may provide no or inadequate insurance coverage and reimbursement for the Molecular Oncology Division's products and services.

In addition, Congress has occasionally discussed implementing broad-based measures to contain health care costs. While Congress has not enacted any legislation specifically designed to contain health care costs, it is possible that Congress will revisit the issue. We cannot predict what effect any actual legislation would have on our business.

VOLATILITY OF PRICES COULD RESULT IN LOSS OF SIGNIFICANT AMOUNT OF INVESTMENT; ABSENCE OF DIVIDENDS

The market price for Genzyme Molecular Oncology Division Common Stock may vary widely as a result of several factors, including:

     - announcements of technological innovations or new commercial products by us or by our competitors;

     - governmental regulatory initiatives;

     - patent or proprietary rights developments;

     - public concern as to the safety or other implications of biotechnology products; and

     - general market conditions.

This volatility could lead to the loss of a significant amount of your investment.

On November 16, 1998, Genzyme Molecular Oncology Division Common Stock began trading on the Nasdaq National Market.

We have never paid any cash dividends on Genzyme Molecular Oncology Division Common Stock, and we do not plan to do so in the foreseeable future.

POSSIBLE ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

Our stockholders may be deprived of the opportunity to receive a premium for their shares because of certain provisions of Massachusetts law and our charter, bylaws and stockholder rights plan. These provisions may delay or prevent a change in control of Genzyme or a change in our management. Tracking stock may also deprive our stockholders of the opportunity to realize such a premium because, in order to obtain control of a particular division, an acquiror would have to obtain control of Genzyme. In addition, our board of directors may issue shares of undesignated common and preferred stock from time to time in one or more series. This could discourage attempts to takeover Genzyme.

RISKS RELATED TO GENZYME CORPORATION, INCLUDING THE OTHER GENZYME DIVISIONS

Holders of Genzyme Molecular Oncology Division Common Stock are stockholders of Genzyme Corporation. Liabilities or contingencies of the other divisions of Genzyme that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the Molecular Oncology Division. Accordingly, you should carefully consider the following risks prior to investing in Genzyme Molecular Oncology Division Common Stock.

DEPENDENCE ON SALES OF PRODUCTS WHICH TREAT GAUCHER DISEASE

Genzyme Corporation generates a majority of its product revenues from sales of enzyme-replacement products for patients with Gaucher disease. We entered this market in 1991 with Ceredase(R) enzyme. Because production of Ceredase(R) enzyme is subject to supply constraints, we developed Cerezyme(R) enzyme, a recombinant form of the enzyme which we introduced in 1994. We ceased producing Ceredase(R) enzyme during 1998, after substantially all the patients previously using Ceredase(R) enzyme had converted to Cerezyme(R) enzyme. These products have been allocated to the Genzyme General Division.

--------------------------------------------------------------------------------

                 SALES OF CEREZYME(R) ENZYME AND CEREDASE(R) ENZYME

                                       SALES OF           PERCENTAGE OF
                                  CEREZYME(R) ENZYME         GENZYME
                                          AND             CORPORATION'S
             PERIOD               CEREDASE(R) ENZYME     PRODUCT REVENUES
             ------               -------------------    ----------------
[S]                               [C]                    [C]
Year ended
  December 31, 1997.............    $332.7 million              63%
Nine months ended
  September 30, 1998............    $297.6 million              67%

--------------------------------------------------------------------------------

Because our business is highly dependent on Cerezyme(R) enzyme, a reduction in revenue from sales of this product would adversely effect our results of operations. Revenues from Cerezyme(R) enzyme would be negatively impacted if competitors developed alternative treatments for Gaucher disease and these alternative products gained commercial acceptance. Certain companies have initiated efforts to develop competitive products and other companies may do so in the future.

SIGNIFICANT FUTURE CAPITAL NEEDS MAY REDUCE FLEXIBILITY IN OPERATIONS

As of September 30, 1998, Genzyme had approximately $555.1 million in cash, cash equivalents and short and long-term investments (excluding investments in equity securities).

Although we currently have substantial cash resources, we intend to use substantial portions for:

     - paying strategic collaborators and funding joint venture obligations;

     - product development and marketing;

     - expansion of our facilities; and

     - marketing the Carticel(TM) service and the Sepra products.

We will further reduce our cash reserves to pay principal and interest on the following debt:

     - As of September 30, 1998, we owed approximately $100 million under a $225 million revolving credit facility with a group of commercial banks. Of this outstanding amount, we allocated $82 million to the General Division and $18 million to the Tissue Repair Division. Amounts borrowed under this revolving credit facility bear interest at a floating rate based upon an applicable margin above the London InterBank Offered Rate. We must repay all borrowings under this facility on November 15, 1999.

     - In February 1997 we issued a $13 million convertible note. This convertible note bears interest at an annual rate of 5% and matures on February 27, 2000, but the holder of this convertible note may exchange principal, and under certain circumstances interest, on the note for shares of Genzyme Tissue Repair Division Common Stock. As of December 1, 1998, $12.4 million of principal on this convertible note was outstanding.

     - In August 1998 we issued $21.2 million in convertible debentures. These convertible debentures bear interest at an annual rate of 5% and mature on August 29, 2003, but the holders of these convertible debentures may exchange principal, and under certain circumstances interest, on the convertible debentures for shares of Genzyme General Division Common Stock.

     - In May 1998, we issued $250 million in convertible notes. These convertible notes bear interest at an annual rate of 5 1/4% and mature on June 1, 2005, but the holders of these notes may exchange principal on the notes for shares of Genzyme General Division Common Stock and shares of Genzyme Molecular Oncology Division Common Stock.

On November 2, 1998, we announced that the FDA granted marketing approval for RenaGel(R) Capsules for the reduction of serum phosphorus in patients with end stage renal disease. We have formed a joint venture with GelTex Pharmaceuticals, Inc. to commercialize RenaGel(R) Capsules. Under the terms of the joint venture, Genzyme paid GelTex Pharmaceuticals, Inc. $15 million in connection with the receipt of FDA approval of RenaGel(R) Capsules and will pay an additional $10 million on the first anniversary of that approval. This program has been allocated to the General Division.

To satisfy these and other commitments, we may have to obtain additional financing. We cannot guarantee that we will be able to obtain any additional financing or obtain it on favorable terms.

POTENTIAL PRODUCT LIABILITY CLAIMS AND LIMITATIONS OF INSURANCE

Individuals who use our products or services may bring product liability claims against us. While we have taken, and continue to take, what we believe are appropriate precautions, we cannot guarantee that we will avoid significant liability exposure. We have only limited amounts of product liability insurance, and we cannot guarantee that such insurance will provide sufficient coverage against any product liability claims. If we attempt to obtain additional insurance in the future, we may not be able to do so on acceptable terms, and any additional insurance we do obtain may not provide adequate coverage against any asserted claims.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

We have direct investments in a number of subsidiaries in foreign countries (primarily in Europe and Japan). Fluctuations in the value of foreign currencies affect the dollar value of our net investment in these foreign subsidiaries. As of December 31, 1997, we have reduced General Division stockholders' equity by $12.4 million to reflect foreign currency translation adjustments. Reduction in the dollar value of our foreign holdings reduces the dollar returns we can expect to realize upon any sales of our foreign investments. We do not currently hedge net foreign investments. If our board of directors approves hedging of net foreign investments in the future, we cannot guarantee it will be successful.

Our foreign operations accounted for 36% of consolidated sales in 1997. These operations accounted for 35% of consolidated sales in 1996 and 1995. For financial statement purposes, we translate operating results of foreign subsidiaries into dollars at average monthly exchange rates. Reported revenues, therefore, may be depressed or inflated by exchange rate trends.

Exchange rates also determine the dollar value of transactions denominated in foreign currencies and the number of dollars we receive upon repatriation of amounts earned in foreign currencies.

Currently, our largest foreign currency exposures are in Dutch guilders, British pounds, French francs, German marks, Spanish pesetas, Italian lira and Japanese yen.

POSSIBLE ADVERSE EFFECT OF THE EURO CONVERSION

On January 1, 1999, 11 of the 15 member countries of the European Union will establish fixed conversion rates between their existing currencies and a new common currency called the "euro." This represents an initial step in a process expected to culminate in the replacement of the existing currencies with the euro. The conversion to the euro will have operational and legal implications for some of our international business activities. We have begun evaluating these implications, but we have yet to estimate the potential impact on our financial condition or operating results. Our preliminary judgment, however, is that the nature of our business and customers makes a material impact unlikely.

UNCERTAINTY REGARDING YEAR 2000 COMPLIANCE

Many currently installed computer systems, software products and equipment with embedded chips or processors are programmed to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, our software and computer systems may need to be upgraded or replaced in order to comply with "Year 2000" requirements. We have implemented a Year 2000 compliance program to identify and minimize exposure to Year 2000 problems, which includes an assessment of our internal readiness as well as the readiness of third parties that are critical to our business. We may incur significant costs in identifying, resolving and mitigating Year 2000 compliance issues. In addition, we cannot guarantee that our Year 2000 issues will be fully identified and resolved by the end of 1999. The failure to identify and resolve these issues could result in interruptions in, or failures of, certain normal business activities or operations that may have an adverse effect on our business, results of operations and financial condition. The failure of third parties that are significant to our business to be Year 2000 compliant could also have an adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO GENZYME TRACKING STOCK

We currently have three series of common stock outstanding which are intended to reflect the value and track the performance of our three operating divisions. You should consider carefully the following risks in deciding whether to invest in Genzyme tracking stock.

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT THE OTHER DIVISIONS

Genzyme has three divisions: Genzyme General Division, Genzyme Tissue Repair Division and Genzyme Molecular Oncology Division. For purposes of financial presentation, we allocate programs, products, assets and liabilities among our divisions; however, Genzyme, the corporation, continues to own all of the assets and is responsible for all of the liabilities allocated to each of the divisions. A Molecular Oncology Division stockholder, for example, would not have any specific rights to the assets of the corporation allocated to the Molecular Oncology Division in Genzyme's financial statements. Additionally, any one division's liabilities could affect the other divisions' financial condition. In deciding whether to invest in Genzyme Molecular Oncology Division Common Stock, you should read both Genzyme's consolidated financial statements and the financial statements of the Molecular Oncology Division. The section of this document entitled "WHERE YOU CAN FIND MORE INFORMATION" shows you where you can find these financial statements.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS OF INTEREST

There may be times when the interests of holders of each series of Genzyme common stock diverge or appear to diverge. We do not know how Massachusetts law would define the duties of a board of directors in such a situation. However, based on the advice of counsel, we believe that a Massachusetts court would conclude that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Under Massachusetts law, if a disinterested and adequately informed board of directors were to determine in good faith that an action would be in the best interests of the corporation, taking into account the interests of the holders of each series of common stock and the alternatives reasonably available, then the board of directors should be able to successfully defend any claim by a stockholder that such action could have an unequal effect on different series of common stock. However, a Massachusetts court hearing a case involving such a claim may decide to apply principles of Massachusetts law other than those described above, or may develop new principles of Massachusetts law, to decide such a case.

A member of our board of directors could have or appear to have a potential conflict of interest if he or she were to own a disproportionate amount of stock in a particular series or the value of his or her stockholdings in a particular series were different from the value of his or her stockholdings in another series and he or she had to decide among corporate actions that impacted each series of common stock differently. Nevertheless, we believe that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such series were disproportionate or had unequal values. The members of our board of directors may from time to time create one or more committees to review matters that raise conflict issues. Such a committee would report to the full board on these matters.

NO ADDITIONAL SEPARATE VOTING RIGHTS LIMITS DECISION-MAKING POWER OF TISSUE REPAIR DIVISION AND MOLECULAR ONCOLOGY DIVISION STOCKHOLDERS

Holders of each series of Genzyme common stock vote together as a single class on all matters that require common stockholder approval, including the election of directors. Holders of each series of common stock do not have the right to vote on matters separately except in certain limited circumstances provided under Massachusetts law, our charter or the management and accounting policies adopted by our board of directors. Therefore, stockholders of one series of common stock generally could not make a proposal that would require the approval of just the holders of that series. Instead, they would have to get approval for the proposal from all common stockholders.

On all matters that require common stockholder approval, each share of Genzyme General Division Common Stock has one vote and, until December 31, 1998, each share of Genzyme Tissue Repair Division Common Stock has .33 vote and each share of Genzyme Molecular Oncology Division Common Stock has .25 vote. On January 1, 1999 and on January 1 every two years thereafter, the number of votes to which each share of Genzyme Oncology Division Common Stock is entitled will be adjusted as follows:

# of votes for one  =  market value of one share of Genzyme Tissue Repair Division Common Stock
share of Genzyme       ------------------------------------------------------------------------
Tissue Repair          market value of one share of Genzyme General Division Common Stock
Division Common
Stock

# of votes for one  =  market value of one share of Genzyme Molecular Oncology Division Common Stock
share of Genzyme       -----------------------------------------------------------------------------
Molecular              market value of one share of Genzyme General Division Common Stock
Oncology Division
Common Stock

We calculate market value using a 20 trading day average beginning on the 30th trading day prior to the determination date. Based on the number of votes per share and the number of shares of each series outstanding on October 31, 1998, and giving effect to a distribution of approximately 8.7 million shares of Genzyme Molecular Oncology Division Common Stock on November 16, 1998, voting power of each series is divided as follows:

--------------------------------------------------------------------------------

                                         APPROXIMATE PERCENTAGE OF
                    SERIES                  TOTAL VOTING POWER
                    ------               -------------------------

        Genzyme General Division Common
          Stock........................            89.0%

        Genzyme Tissue Repair Division
          Common Stock.................             7.5%

        Genzyme Molecular Oncology
          Division Common Stock........             3.5%

--------------------------------------------------------------------------------

On matters which require common stockholder approval, the holders of Genzyme General Division Common Stock are likely to decide the outcome.

EXCHANGE OF TISSUE REPAIR DIVISION COMMON STOCK AND MOLECULAR ONCOLOGY DIVISION COMMON STOCK AT A FIXED OR PREDETERMINED PREMIUM MAY LIMIT RETURN ON INVESTMENT

Our board of directors can, in its sole discretion, decide to exchange shares of Genzyme Tissue Repair Division Common Stock or Genzyme Molecular Oncology Division Common Stock for any combination of cash and shares of Genzyme General Division Common Stock at a 30% premium over the then current market value of such series of common stock. In addition, if we transfer or sell all or substantially all of the assets of the Tissue Repair Division or the Molecular Oncology Division, we must exchange the shares of Genzyme Tissue Repair Division Common Stock or Genzyme Molecular Oncology Division Common Stock, as the case may be, for cash and/or shares of Genzyme General Division Common Stock at a 30% premium over the market value of such series of common stock. Consequently, holders of Genzyme Tissue Repair Division Common Stock and Genzyme Molecular Oncology Division Common Stock may receive a premium for their shares that is greater or less than the premium that would be paid by a third party buyer of all or substantially all of the assets of the Tissue Repair Division or the Molecular Oncology Division. Our board's discretion to cause such an exchange is described in our charter, which is an exhibit to the registration statement.

NO ADJUSTMENT TO LIQUIDATION UNITS FOR CHANGES IN RELATIVE VALUES OF DIFFERENT SERIES OF STOCK

If we dissolve, liquidate or wind up our affairs (other than as part of a merger, business combination or sale of substantially all of our assets), our stockholders will receive any remaining assets according to the percentage of total liquidation units that they hold. Each share of Genzyme General Division Common Stock has 100 liquidation units, each share of Genzyme Tissue Repair Division Common Stock has 58 liquidation units and each share of Genzyme Molecular Oncology Division Common Stock has 25 liquidation units. The liquidation units will not be adjusted to reflect changes in the relative market value or performance of each of the divisions.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE

Our board of directors has adopted management and accounting policies for preparing Genzyme's financial statements, allocating corporate expenses, assets and liabilities and other accounting matters, reallocating assets between divisions and other matters. Our board of directors may modify or rescind these policies or adopt new ones without the approval of our stockholders. The board's discretion to make changes is only limited by the policies themselves and the board's fiduciary duty to all stockholders. We encourage you to review the full text of these policies, which have been filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 1997.

POSSIBLE COMPETITION AMONG THE DIVISIONS

Our board of directors has adopted a policy regarding competition among our divisions. This non-compete policy requires that we develop certain products and services within the Molecular Oncology Division or through joint ventures involving the Molecular Oncology Division. This non-compete policy, however, does not cover the entire field of oncology. Accordingly, the General Division and the Tissue Repair Division may develop oncology products that will not be allocated to the Molecular Oncology Division. In other words, we cannot guarantee that all oncology products we develop will be allocated to the Molecular Oncology Division. We encourage you to review the full text of this policy, which is included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 1997.

REALLOCATION OF OPERATING LOSSES MAY CAUSE LOWER EARNINGS AND GREATER TAX BURDEN FOR CERTAIN DIVISIONS

Our board of directors has adopted a policy which provides that if any division of Genzyme is unable to use its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, we may reallocate such losses or benefits to another division on a quarterly basis for financial reporting purposes. Although the actual payment of taxes is a liability of the corporation, separate financial statements are prepared for each division, and we allocate any losses that a division cannot use among the profitable divisions rather than carry them forward to reduce the future tax liability of the division generating the losses. This will result in a division with losses (such as the Tissue Repair Division and Molecular Oncology Division currently) being charged a greater portion of the total corporate tax liability and reporting lower earnings after taxes in the future than would be the case if that division had retained its losses or other benefits in the form of a net operating loss carryforward. We encourage you to review the full text of this policy, which is included in Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 1997.

                            SELLING SECURITYHOLDERS

We previously issued $250,000,000 principal amount of Convertible Subordinated Notes due 2005. Prior to November 16, 1998, the holders of the Convertible Notes could convert principal into shares of Genzyme General Division Common Stock. On November 16, 1998, we distributed 0.10805 share of Genzyme Molecular Oncology Division Common Stock for each share of Genzyme General Division Common Stock held as of November 2, 1998. Under the terms of the Convertible Notes, on and after November 16, 1998, upon conversion, holders of the Convertible Notes will receive 0.10805 share of Genzyme Molecular Oncology Division Common Stock in addition to each share of

Genzyme General Division Common Stock. The distribution of Genzyme Molecular Oncology Division Common Stock did not effect the conversion price, which is currently $39.60. One thousand dollars in principal amount of Convertible Notes, consequently, is currently convertible into approximately 25.25 shares of Genzyme General Division Common Stock and 2.73 shares of Genzyme Molecular Oncology Division Common Stock. The number of shares of Genzyme General Division Common Stock and the number of shares of Genzyme Molecular Oncology Division Common Stock issuable upon conversion of a given principal amount of Convertible Notes is subject to adjustment under certain circumstances in order to prevent dilution. Our registration of the shares of Genzyme Molecular Oncology Division Common Stock does not necessarily mean that the holders of the Convertible Notes will convert and sell all or any of their shares.

The following table sets forth information concerning the aggregate principal amount of Convertible Notes beneficially owned by each selling securityholder and the number of shares of Genzyme Molecular Oncology Division Common Stock issuable upon conversion of these Convertible Notes. These shares may be offered from time to time pursuant to this prospectus. The table below has been prepared on the basis of the information furnished to us by the selling securityholders.

                                                            NUMBER OF     NUMBER OF SHARES
                                         PRINCIPAL          SHARES OF      OF GMO STOCK+
                                         AMOUNT OF         GMO STOCK+       BENEFICIALLY
                                     NOTES BENEFICIALLY   ISSUABLE UPON    OWNED PRIOR TO
NAME                                       OWNED          CONVERSION(1)      CONVERSION
----                                 ------------------   -------------   ----------------

Unnamed holders of Convertible
Notes or future transferees,
pledgees, donees or successors of
or from such unnamed holders(2)....       $

-------------------------

 +  Genzyme Molecular Oncology Division Common Stock.

(1) Assumes conversion of the full amount of Convertible Notes held by such holder at the initial rate of 2.72854 shares of Genzyme Molecular Oncology Division Common Stock per $1,000 in principal amount of the Convertible Notes. Under the terms of the Convertible Notes, fractional shares will not be issued upon conversion; cash will be paid instead of fractional shares.

(2) Assumes that the unnamed holders of the Convertible Notes or future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Genzyme Molecular Oncology Division Stock other than the Genzyme Molecular Oncology Division Stock issuable upon conversion of the Convertible Notes. No such unnamed holder may offer shares pursuant to this prospectus until such unnamed holder is identified as a selling securityholder in an amendment or a supplement to this prospectus.

On October 31, 1998, 3,929,458 shares of Genzyme Molecular Oncology Division Common Stock were outstanding.

None of the listed selling securityholders has had a material relationship with Genzyme during the past three years. Credit Suisse First Boston Corporation, however, has in the past and may in the future provide investment banking services to Genzyme.

Individuals and entities who receive shares from the listed entities as a gift or in connection with a pledge may sell up to 500 of such shares using this prospectus.

                              PLAN OF DISTRIBUTION

The selling securityholders may offer the shares of Genzyme Molecular Oncology Division Common Stock received upon conversion of the Convertible Notes at various times in transactions:

     - in the over-the-counter market;

     - on any exchange where Genzyme Molecular Oncology Division Common Stock is then listed;

     - with broker-dealers or third parties other than in the over-the-counter market or on an exchange (including block sales);

     - in connection with short sales;

     - in connection with writing call options or in other hedging arrangements; or

     - involving a combination of such methods.

The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or at a combination of such prices.

The selling securityholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholders or from the purchasers of shares or from both (which compensation to a particular broker might be in excess of customary compensation).

The selling securityholders and any dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares may be deemed to be "underwriters" (as this term is defined in the Securities
Act). Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of Genzyme Molecular Oncology Division Common Stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. If, for example, the selling securityholders sell shares in an underwritten offering, a prospectus supplement accompanying this prospectus will set forth, to the extent required, the aggregate number of shares being offered, the name or names of the underwriters, whether the underwriters are acting as principals or agents, any underwriting discounts, concessions or commissions allowed or reallowed or paid to dealers. When the underwriters act as principals in an underwritten offering, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In this case, the shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. When the underwriters act as principals in connection with an underwritten sale of shares, the underwriters may receive compensation from the selling securityholders in the form of underwriting discounts, concessions or commissions and/or commissions from purchasers of the shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us for payments such underwriters may be required to make in connection with certain civil liabilities. These underwriters may engage in transactions with, or perform services for, us for customary compensation.

We will pay most expenses incident to the offer and sale of the shares offered by the selling securityholders using this prospectus. The selling securityholders, however, will pay any underwriting discounts and selling commissions. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of Genzyme Molecular Oncology Division Common Stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling securityholders, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of any shares of Genzyme Molecular Oncology Division Common Stock by the selling securityholders. This may affect the marketability of the shares offered by this prospectus.

                                 LEGAL MATTERS

Palmer & Dodge LLP, Boston, Massachusetts, counsel to Genzyme, is giving Genzyme an opinion on the validity of the shares offered by this prospectus.

                                    EXPERTS

The consolidated balance sheets of Genzyme as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and the related financial statement schedule appearing therein, incorporated by reference into this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The combined balance sheets of Genzyme General Division and Genzyme Tissue Repair Division as of December 31, 1996 and 1997, and the related combined statements of operations and cash flow for each group for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and the related financial statement schedules appearing therein, have also been incorporated herein in reliance on the report of

PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The combined balance sheets of Genzyme Molecular Oncology Division as of December 31, 1996 and 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have also been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The balance sheets of PharmaGenics, Inc. as of December 31, 1995 and 1996, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1997 included in Genzyme's Current Report on Form 8-K dated June 30, 1997, have also been incorporated herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be borne by Genzyme in connection with the registration of the Genzyme Molecular Oncology Division Common Stock are estimated as follows:

SEC Registration Fee..................................  $   347
Printing and engraving expenses.......................  $ 1,000
Accounting fees and expenses..........................  $ 7,500
Legal fees and expenses...............................  $ 5,000
Miscellaneous expenses................................  $ 1,153
                                                        -------
          Total.......................................  $15,000
                                                        =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of Genzyme or of any of its subsidiaries, or who at the request of Genzyme may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by Genzyme or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

See the Exhibit Index immediately following the signature page.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of December 9, 1998.

                                          GENZYME CORPORATION

                                          By: /s/   DAVID J. MCLACHLAN
                                             -----------------------------------
                                                    David J. McLachlan,
                                                    Executive Vice President,
                                                    Finance and Chief Financial
                                                    Officer

                               POWER OF ATTORNEY

We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Peter Wirth and Evan M. Lebson, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-3 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 9, 1998.

                      SIGNATURE                                       TITLE
                      ---------                                       -----
                /s/ HENRI A. TERMEER                   Director and Principal
-----------------------------------------------------  Executive Officer
                  Henri A. Termeer

               /s/ DAVID J. MCLACHLAN                  Principal Financial Officer
-----------------------------------------------------
                 David J. McLachlan

                  /s/ MICHAEL WYZGA                    Principal Accounting Officer
-----------------------------------------------------
                    Michael Wyzga

         /s/ CONSTANTINE E. ANAGNOSTOPOULOS            Director
-----------------------------------------------------
           Constantine E. Anagnostopoulos

              /s/ DOUGLAS A. BERTHIAUME                Director
-----------------------------------------------------
                Douglas A. Berthiaume

                 /s/ HENRY E. BLAIR                    Director
-----------------------------------------------------
                   Henry E. Blair

               /s/ ROBERT J. CARPENTER                 Director
-----------------------------------------------------
                 Robert J. Carpenter

                /s/ CHARLES L. COONEY                  Director
-----------------------------------------------------
                  Charles L. Cooney

                 /s/ HENRY R. LEWIS                    Director
-----------------------------------------------------
                   Henry R. Lewis

                                 EXHIBIT INDEX

EXHIBIT
NO.                                DESCRIPTION
-------                            -----------

 4.1 Restated Articles of Organization of Genzyme. Filed as Exhibit 1 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated hereby by reference.

 4.2 By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

 4.3 Indenture, dated as of May 22, 1998, between Genzyme and State Street Bank and Trust Company, as Trustee, including the form of Note. Filed as Exhibit 4.3 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

 4.4 Registration Rights Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit 4.4 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

 4.5 Purchase Agreement, dated as of May 19, 1998, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Cowen & Company. Filed as Exhibit 4.5 to Genzyme's Registration Statement on Form S-3 (File No. 333-59513) and incorporated herein by reference.

 4.6 Series Designation for Genzyme Molecular Oncology Division Common Stock, $.01 par value. Filed as Exhibit 2 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

 4.7 Series Designation for the Series A, Series B and Series C Junior Participating Preferred Stock, $.01 par value, of Genzyme. Filed as
           Exhibit 3 to Genzyme's Registration on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

 4.8 Amended and Restated Rights Agreement dated as of June 12, 1997 between Genzyme and American Stock Transfer and Trust Company. Filed as Exhibit 5 to Genzyme's Registration Statement on Form 8-A filed with the Commission on June 18, 1997, and incorporated herein by reference.

 4.9 Specimen Callable Warrant to purchase Genzyme Common Stock issued to shareholders of Neozyme II. Filed as Exhibit 28.6 to Genzyme's Form 10-Q for the quarter ended March 31, 1992, and incorporated herein by reference.

 4.10 Warrant issued to Richard Warren, Ph.D. Filed as Exhibit 4 to the Form 8-K of IG Laboratories, Inc. dated October 11, 1990 (File No. 0-18439), and incorporated herein by reference.

 4.11 Genzyme Common Stock Purchase Warrant No. A-1 dated July 31, 1997 issued to Canadian Medical Discoveries Fund, Inc. ("CMDF"). Filed as
           Exhibit 10.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

 4.12 Genzyme Common Stock Purchase Warrant No. A-2 dated July 31, 1997 issued to CMDF. Filed as Exhibit 10.3 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

EXHIBIT
NO.                                DESCRIPTION
-------                            -----------

 4.13 Genzyme Common Stock Purchase Warrant No. A-3 dated July 31, 1997 issued to CMDF. Filed as Exhibit 10.3 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

 4.14 Registration Rights Agreement dated as of July 31, 1997 by and between Genzyme and CMDF. Filed as Exhibit 10.1 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

 4.15 Form of Genzyme General Division Convertible Debenture dated August 29, 1998, including a schedule with respect thereto filed pursuant to Instruction 2 to Item 601 of Regulation S-K. Filed as Exhibit 4.15 to Genzyme's Registration Statement on Form S-3 (File No. 333-64901) and incorporated herein by reference.

 4.16 Registration Rights Agreement dated as of August 29, 1997 by and among Genzyme and the entities listed on the signature pages thereto. Filed as Exhibit 10.8 to Genzyme's Form 10-Q for the quarter ended September 30, 1997, and incorporated herein by reference.

 4.17      Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit
           10.22 to a Form 10 of PharmaGenics, Inc. ("PharmaGenics") (File No. 0-20138), and incorporated herein by reference.

 4.18 Form of Genzyme Corporation Convertible Note dated February 28, 1997 issued to Credit Suisse First Boston (Hong Kong) Ltd. ("CSFB"). Filed as Exhibit 4.14 to Genzyme's Form 10-K/A for the year ended December 31, 1997 filed with the Commission on April 27, 1998, and incorporated herein by reference.

 4.19 Registration Rights Agreement dated February 27, 1997 by and between Genzyme and CSFB. Filed as Exhibit 4.15 to Genzyme's Form 10-K/A for the year ended December 31, 1997 filed with the Commission on April 27, 1998, and incorporated herein by reference.

 5         Opinion of Palmer & Dodge LLP. Filed herewith.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.

23.2       Consent of Arthur Andersen LLP, independent accountants to
           PharmaGenics.

23.3       Consent of Palmer & Dodge LLP (contained in Exhibit 5.1 hereto).

24         Power of Attorney (included on signature page).